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                                 EXHIBIT 3.2

                         STOCK REDEMPTION AGREEMENT

         This Agreement is entered as of the 28th day of December, 1995, by and among Great Guaranty Bancshares, Inc. ("Bancshares") and the undersigned holders of Bancshares' Series A and Series B Preferred Stock (collectively the "Shareholders").

                                   WITNESSETH

         WHEREAS, in July, 1994, the Shareholders loaned to Bancshares the sum of TWO HUNDRED NINETEEN THOUSAND TWO HUNDRED AND NO/100 ($219,200.00) DOLLARS pursuant to a convertible debentures of a form approved by the Bancshares Board of Directors and by the Federal Reserve Board for funding of expenses of Bancshares' litigation with The 400 Group; and

         WHEREAS, pursuant to the said debentures, interest was to be paid on the principal amount of each debenture at the "prime" rate, as it may from time to time exist, as published in the Wall Street Journal, plus 1%; and

         WHEREAS, on August 22, 1994, by Agreement of Bancshares and the Shareholders, the debentures were converted into 42,896 shares of the Series B Preferred Stock of Bancshares, at the conversion rate of $5.11 per share, based on the parties' best estimate of the equity value of Bancshares (asset value less liabilities) at that time; and

         WHEREAS, the intent of the parties was and has remained that the issuance of the Preferred Stock should result in no dilution to the holders of Common Stock, and to that end each of the Shareholders granted to Bancshares the right to redeem shares of the Preferred Stock to the extent necessary to assure no dilution; and

         WHEREAS, on current estimates of Bancshares equity value, the Preferred Stock has value significantly in excess of $5.11 per share (assuming Guaranty Bank value in excess of $5.5 million and Bancshares liabilities not exceeding $4.0 million); and

         WHEREAS, the parties have determined that an equitable and objectively determinable redemption price for the Preferred Stock, consistent with the terms of the original debentures, is the $5.11 issue price plus interest thereon at the rate specified in the debentures.

         NOW THEREFORE the parties do hereby agree that each of the 42,896 shares of Preferred Stock owned by the Shareholders may be redeemed by Bancshares at any time through the period ending December 31, 1998, for the redemption price of $5.11 per share plus interest thereon at the "prime rate" plus 1%, from August 22, 1994 through the date of the redemption. The said redemption shall occur within thirty (30) days following notice by Bancshares to the Shareholders of Bancshares' election and intention to redeem the said shares in accordance herewith.

         AND NOW INTO THESE PRESENTS comes and appears Raymond R. Long, the holder of 3,125 shares of Preferred stock issued in payment of indebtedness by Bancshares to him, and
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hereby grants to Bancshares the right to redeem his said shares of Preferred
Stock on the terms and for the price specified herein applicable to the shares of Preferred Stock held by the Shareholders.

         EXECUTED in multiple original, effective as of December 28, 1995.


/s/ LEVY DABADIE, JR.                        /s/ JAMES E. KISSNER
---------------------------------------      ---------------------------------
Levy Dabadie, Jr.                            James E. Kissner
1,018 shares, Series B Preferred Stock       4,893 shares, Series A Preferred
                                             Stock
                                             4,892 shares, Series B Preferred
                                             Stock

/s/ CRAIG A. MAJOR                           /s/ H.T. OLINDE, JR.
---------------------------------------      ---------------------------------
Craig A. Major                               H.T. Olinde, Jr.
1,957 shares, Series B Preferred Stock       19,569 shares, Series A Preferred
                                             Stock

/s/ J.B. OLINDE                              /s/ F. EUGENE ROY
---------------------------------------      ---------------------------------
J.B. Olinde                                  F. Eugene Roy
4,892 shares, Series B Preferred Stock       4,892 shares, Series B Preferred
                                             Stock

/s/ F. GREGORY ROY                           /s/ RAYMOND R. LONG
---------------------------------------      ---------------------------------
F. Gregory Roy                               Raymond R. Long, Intervenor
783 shares, Series B Preferred Stock         3,125 shares, Series B Preferred
                                             Stock